Exhibit 10.4.4

BEIGENE, LTD.
AMENDMENT NO. 3 TO SHARE PURCHASE AGREEMENT
THIS AMENDMENT NO. 3 (this “Amendment”) to the SHARE PURCHASE AGREEMENT, dated as of October 31, 2019, as amended on December 6, 2019 and September 24, 2020 (the “Agreement”), is made and entered into as of January 30, 2023 (the “Amendment Effective Date”), by and among BeiGene, Ltd., an exempted company incorporated in the Cayman Islands (the “Company”), and Amgen Inc., a Delaware corporation (the “Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
RECITALS
WHEREAS, pursuant to Section 5.12 of the Agreement, Amgen has certain rights to designate a director for appointment to the Company’s board of directors;
WHEREAS, Amgen has elected to waive its right to designate a director for appointment to the Company’s board of directors;
WHEREAS, pursuant to Section 8.9 of the Agreement, no provision in the Agreement may be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company; and
WHEREAS, the Parties desire to enter into this Amendment, upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Definition of “Standstill Period”. The definition of “Standstill Period” in the Agreement is hereby amended and restated in its entirety as follows:
““Standstill Period” shall mean the period from and after the Signing Date until the date as of which the Investor holds less than five percent (5%) of the then outstanding share capital of the Company.”
2.Section 2.3. Section 2.3 of the Agreement is hereby amended by deleting subsection (a)(viii) and subsection (b)(iii) each in their entirety and renumbering subsection (a)(ix) to (a)(viii).
3.Section 5.1(iv). Section 5.1(iv) of the Agreement is hereby amended and restated in its entirety as follows:
“(iv)    Seek to have called any meeting of the shareholders of the Company, propose or nominate for election to the Company’s board of directors any person whose nomination has not been approved by a majority of the Company’s board of directors or cause to be voted in favor of such person for election to the Company’s board of directors any Ordinary Shares or American Depositary Shares of the then outstanding share capital of the Company or Ordinary Share Equivalents (including any Derivatives) other than as contemplated by Section 5.3 hereof;”

4.Section 5.2. Section 5.2 of the Agreement is hereby amended and restated in its entirety by deleting the second sentence.
5.Section 5.3. The first paragraph of Section 5.3 of the Agreement is hereby amended and restated in its entirety as follows:
“5.3    Voting of Securities. From and after the Closing Date until the later of (i) the fifth (5th) anniversary of the Closing Date and (ii) the expiration of the Standstill Period, in any vote or action by written consent of the shareholders of the Company, except as provided by Section 5.4, the Investor shall, and shall cause its Affiliates to, vote or execute a written consent with respect to all voting securities of the Company as to which it is entitled to vote or execute a written consent (A) in accordance with the recommendation of a majority of the Company's board of directors, solely with respect to (i) the election of directors, provided that such directors are unanimously recommended by the Company's board of directors; (ii) the approval of the Company's auditor; (iii) the approval of, on a non-binding, advisory basis, the compensation of the Company's named executive officers; (iv) the approval of an increase to the number of shares reserved for issuance or the issuance of shares under the Plans; (v) within the parameters of Rule 13.36 of the HK Listing Rules, the approval of the granting of a share issue mandate to the Company's board of directors to issue, allot or deal with unissued Ordinary Shares and/or American Depositary Shares up to the next annual general meeting of shareholders of the Company, subject to the conditions described in the Company's definitive proxy statement; and (vi) subject to the Company's compliance with Section 5.16, the authorization of the Company and its underwriters, in their sole discretion, to allocate to each of Baker Bros. Advisors LP and Hillhouse Capital Management, Ltd. and parties affiliated with each of them (the “Existing Shareholders”), up to a maximum amount of shares in order to maintain the same shareholding percentage of each of the Existing Shareholders (based on the then-outstanding share capital of the Company) before and after the allocation of the corresponding securities issued pursuant to an offering for a period of five years, which period will be subject to an extension on a rolling basis each year, conditional on the approval of the shareholders who are not Existing Shareholders, subject to the conditions described in the Company’s definitive proxy statement, provided that, to the extent permissible by the HK Listing Rules and subject to the Company's ability to obtain any necessary waiver thereunder to seek shareholder approval therefor, any such authorization or a similar authorization provides for an allocation to the Investor in the same manner as the Existing Shareholders, and (B) in accordance with and proportional to the votes cast by shareholders entitled to vote other than the Investor, in any matter that arises as a result of a conflict due to the Collaboration Agreement.
6.Section 5.5. Section 5.5 of the Agreement is hereby amended and restated in its entirety as follows:
“5.5    Sale Limitations. Subject to the restrictions set forth in Section 5.2, from and after the Closing Date until the later of (i) the expiration of the Lock-Up Period and (ii) the expiration of the Standstill Period, the Investor agrees that it shall not, and shall cause its Affiliates not to, Dispose of any Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents except (a) pursuant to a registered underwritten public offering in accordance with Section 5.11, (b) pursuant to Rule 144 under the Securities Act in accordance with the volume restrictions applicable thereto, (c) in a private sale exempt from the registration requirements of the Securities Act, or (d) in any transaction approved by the Company; provided, however, that in no event shall the Dispositions in clauses (a), (b) or (c), in any rolling twelve (12)-calendar month period, exceed five percent (5%) of the then outstanding share capital of the Company; and provided further, however, that in no event shall the Investor or any of its Affiliates Dispose of any

Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents to any Person that the Investor or its Affiliate knows (after a reasonable inquiry in a non-public offering) is a Competitor or is an Activist Investor.”
7.Section 5.6. The last sentence of Section 5.6 of the Agreement is hereby amended and restated in its entirety as follows:
“The foregoing provisions of this Section 5.6 shall not apply (a) if the Investor and its Affiliates collectively own less than five percent (5%) of Ordinary Shares or American Depositary Shares of the outstanding share capital of the Company or Ordinary Share Equivalents, (b) to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Investor only if all officers and directors are subject to the same restrictions or (c) if any beneficial owner of at least five percent (5%) of Ordinary Shares or American Depositary Shares of the then outstanding share capital of the Company or Ordinary Share Equivalents (excluding Baker Bros. Advisors LP) is not subject to a Lock-Up Agreement upon the same terms and conditions as the Investor.
8.Section 5.12. Section 5.12 of the Agreement is hereby amended and restated in its entirety as follows:
“5.12    [Reserved].”
9.Section 5.19. Section 5.19 of the Agreement is hereby amended by deleting the last sentence.
10.General
A.    Except as expressly modified by this Amendment, the terms and provisions of the Agreement shall remain unchanged and in full force and effect in accordance with its terms.
B.    Each of the parties hereto shall bear its respective costs, including legal fees, and expenses incurred in connection with the preparation of this Amendment and the activities incurred in connection therewith.
C.    This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
D.    This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.
E.    The Agreement and this Amendment constitute the full and entire understanding and agreement between the Company and the Investor with regard to the subject matter hereof and neither the Company nor the Investor shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
F.    This Amendment shall become effective immediately upon execution by the Company and the Investor.
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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
THE COMPANY:
BEIGENE, LTD.
By: /s/ CHAN LEE
Name:     Chan Lee
Title:    Senior Vice President, General Counsel

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
INVESTOR:
AMGEN INC.
By: /s/ PETER GRIFFITH
Name:    Peter H. Griffith
Title:    Executive Vice President & Chief Financial Officer

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